EXHIBIT 10.34
ADVISORY AND NON-COMPETITION AGREEMENT (2010)
This Advisory and Non-Competition Agreement (2010) (hereinafter sometimes referred to as the “Agreement”), dated as of November 1, 2010, is by and between Toll Brothers, Inc. (hereinafter “Company”) and Bruce E. Toll (hereinafter “BET”).
WHEREAS, BET, a founder of the Company, was employed by the Company for many years as its President, Chief Operating Officer and Secretary and in various capacities with respect to the Company’s subsidiaries, and, more recently, has been retained continuously since 1998 under a Consulting and Non-Competition Agreement, dated March 5, 1998, as amended by an Amendment Agreement, dated June 6, 2000, followed by an Advisory and Non-Competition Agreement, dated as of November 1, 2004, and Amendments thereto dated as of June 13, 2007 and November 24, 2008 (such agreements and amendments, to the extent in effect immediately prior to the date hereof, are sometimes, for convenience, referred to herein collectively as “Original Agreement”).
WHEREAS, the latest term of the Original Agreement expires on October 31, 2010;
WHEREAS, BET, during his many years of service with the Company in executive and other capacities, has gained knowledge and received information concerning the Company’s business and operations of a proprietary and confidential nature;
WHEREAS, the Company desires to have the valuable and special knowledge, expertise and services of BET available to the Company on a continuing basis after expiration of the Original Agreement, and the Company further desires that BET agree, among other things, to preserve the Company’s confidences and not compete with the Company during the term of this Agreement and thereafter to the extent provided herein; and

WHEREAS, in recognition of BET’s continuing contributions to the Company and in exchange for BET’s covenants contained herein, the Company desires to continue to employ BET and provide him with the benefits contained in this Agreement; and
WHEREAS, the parties mutually wish to enter into this Agreement.
NOW, therefore, in consideration of the mutual obligations and promises contained herein, and intending to be legally bound, the Company and BET hereby agree as follows:
1. Recitals. The foregoing recitals are hereby incorporated by reference as if set forth fully herein.
2. Services; Term, and Title. During the six (6) year period commencing November 1, 2010 and ending October 31, 2016 (hereinafter the “Term”), the Company agrees to employ BET as follows: BET agrees to make himself available to the Company and, in particular, to the Chairman of the Board (“Chairman”) and the Chief Executive Officer of the Company (“CEO”), on a reasonable basis and at reasonable times and places so as not to interfere with BET’s other business interests, to consult with the Company, the Chairman and the CEO concerning matters within his knowledge or expertise. BET’s services shall include, among other things, providing advice, assistance, information and recommendations with regard to suitable investments to be made by the Company relating to or compatible with the real estate industry. BET’s title, in connection with his services hereunder, shall be Special Advisor.

3. Compensation. In consideration of BET’s continued availability and services to the Company, as provided in Paragraph 2, hereof, and in further consideration of other agreements of BET herein, including those set forth in Paragraphs 5, 6, 7, 8 and 9, hereof, the Company agrees to pay BET the amount set forth beside the respective 12 month period of the Term in the following table:

November 1, 2010 — October 31, 2011	$675,000
November 1, 2011 — October 31, 2012	$600,000
November 1, 2012 — October 31, 2013	$525,000
November 1, 2013 — October 31, 2014	$450,000
November 1, 2014 — October 31, 2015	$375,000
November 1, 2015 — October 31, 2016	$300,000
payable in accordance with the Company’s regular pay schedule (which is currently every two weeks).
4. Health Insurance. BET will continue to be entitled during the Term to group health insurance of the type and amount currently being provided to Company executives.
5. Termination of Compensation.
a. Notwithstanding anything to the contrary in Paragraphs 3 and 4, above, the payments provided for under Paragraph 3, and the benefit provided in Paragraph 4, hereof, shall terminate immediately upon BET’s death, Disability or discharge for Cause. For purposes of this Agreement, the term (i) “Disability” shall mean the inability of BET to fully perform his services under Paragraph 2, hereof, due to physical, mental or other illness or limitations during a period of 90 consecutive calendar days during the Term or any 90 business days during any 180 consecutive calendar days during the Term, and (ii) “Cause” shall mean any act of BET that constitutes embezzlement, theft, commission of a felony or proven dishonesty in the course of his services with the Company, any material violation by BET of Paragraphs 6, 7, 8 or 9, hereof, or any willful refusal by BET to perform his services, as described in Paragraph 2, hereof.
b. BET agrees that his benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”) shall commence to be paid to him by reason of, and following, his separation from service, as provided for under the terms of the SERP, as amended to comply with applicable provisions of the Internal Revenue Code (the “Code”) and applicable Treasury Regulations, including new Code Section 409A added by the American Jobs Creation Act of 2004.

6. Non-Compete. During the longer of (i) the Term and (ii) the remaining period of BET’s service as Vice Chairman of the Company, BET shall not, without the written consent of the Company, engage in any of the following prohibited activities (which shall be in addition to any restrictions or prohibitions contained in any other agreement between Bruce E. Toll and the Company or in any benefit plan of which BET is a participant, such as the SERP):
a. BET shall not (as an individual, principal, agent, employee, advisor or otherwise), directly or indirectly, engage in activities relating to or render services:
i. to any firm or business in the homebuilding business, or
ii. so long as BET (including any immediate family members, trusts or other entities for the benefit of any such persons) is an officer, director, partner or limited partner of, or otherwise actively, directly or indirectly, engaged in the operation or activities of, a real estate investment trust (or related operating partnership) formed or sponsored by the Company, to any real estate investment trust (whether in corporate, trust or partnership form) or operating partnership (or other similar entity) affiliated with a real estate investment trust; provided that BET shall not be deemed to be an officer, director, partner or limited partner of a Company-formed or Company-sponsored real estate investment trust or related operating partnership solely by reason of his status or conduct as a shareholder or a director of the Company.
iii. so long as Dulles Green, L.P. (or its property), or its general partner, continues to be controlled or jointly controlled by BET, to any real estate investment trust (whether in corporate, trust or partnership form) or operating partnership (or other similar entity) affiliated with a real estate investment trust.

The restrictions in this Paragraph 6.a. shall not prohibit BET from holding an interest in any public corporation or real estate investment trust in an amount less than 1% of any class of any such entity’s outstanding equity securities. The restrictions of this Paragraph 6.a. are not intended to curtail the business of BET Investments, Inc. and its controlled entities or of family trusts created by BET, except to the extent that any such entities are operated in such a way as to violate this Paragraph 6.a.
b. BET shall not solicit, induce or encourage any employee, independent contractor, consultant or advisor to the Company to terminate his, her or its employment or other relationship with the Company;
c. BET shall not solicit, induce or encourage any customer or vendor of the Company to terminate his, her or its relationship with the Company, to cease doing business with the Company or to refrain from giving new business or additional business to the Company.
Given the breadth of BET’s responsibilities, the restrictions in this Paragraph 6 shall apply (i) in all foreign countries in which the Company owns or owned property or engaged in business during the Term, and (ii) in any geographical area of the United States.
BET further acknowledges that these restrictions, in view of his long employment, membership on the Board of Directors, consulting, advisory and other relationships with the Company and the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, as to which the Company has no adequate remedy at law. BET, therefore, acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any such violation, plus reasonable legal fees, costs and expenses, incurred in connection with any such action which rights shall be cumulative to and in addition to any other rights or remedies to which the Company may be entitled to the extent permissible under the laws of the Commonwealth of Pennsylvania.

7. Confidential Information. BET shall not, either during the Term or at any time thereafter, use for his own personal benefit, or disclose, communicate or divulge or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any confidential information regarding the business methods, plans, policies, procedures, techniques, research or development projects or results, financial results and projections, trade secrets or other confidential knowledge or confidential processes or information of or developed by the Company, any confidential information furnished to the Company by customers or clients or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business condition, operations or activities of the Company made known to BET or learned or acquired by him either while in the employ of the Company, including the Term of this Agreement and the term of any predecessor agreement or amendment described in the first WHEREAS clause, above.
8. Limitation on Authority. BET shall have no authority during the Term to enter into binding obligations on behalf of the Company without the express written consent of the Company, and shall not represent to any to any third party that he has such authority.

9. Name Confusion. BET shall not use, in any personal or business venture with which he is associated, at any time during or after the Term, the name “Toll Brothers” nor, for a period of two years following the execution of this Agreement, the name “Toll”, in connection with any business name, nor shall he conduct, at any time during or after the Term, any business in a manner that may cause confusion with the Company name or business. Notwithstanding the above, this paragraph will not prohibit BET from conducting personal or business ventures (a) using the name Bruce Toll, Bruce E. Toll or Toll Management or (b) using the name “Toll” in conjunction with the name “Reedman” in connection with the automobile business.
10. Delegation; Assignability. BET may not assign his rights, or delegate his obligations, under this Agreement. This Agreement may be assigned by the Company to any successor in ownership of all or any part of the Company’s business.
11. Arbitration. Other than claims for equitable remedies, all claims, demands, disputes, controversies, differences or misunderstandings between the parties arising out of, or by virtue of, this Agreement shall be submitted to and determined by arbitration, which shall be conducted before the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, except as otherwise provided herein. The arbitration shall be conducted in Philadelphia, Pennsylvania, at a specific location to be agreed upon by the parties or, if no agreement can be reached, in the Philadelphia office of the AAA. Only one arbitrator, who shall be neutral, shall be appointed. The parties shall negotiate in an attempt to select a mutually agreeable arbitrator; in the event they cannot agree within 30 days of the service of the demand for arbitration, the AAA shall select an arbitrator from its panel of arbitrators. Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitrator upon a showing of substantial need by the party seeking discovery. The arbitrator’s decision shall be binding and conclusive on the parties, shall not be appealable and shall include a finding for payment of costs of the arbitration. Judgment on the arbitration award may be entered in any court having jurisdiction.

12. Miscellaneous.
a. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
b. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
c. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. The paragraph headings in this document are descriptive only and shall not be deemed to be a complete summary of the contents of such paragraph.

d. This Agreement contains the entire understanding between the parties hereto, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter hereof, including the Original Agreement, provided, however, that this Agreement shall not affect or supercede that certain “Agreement,” dated March 5, 1998, between the parties hereto, as amended by paragraph 1 of an “Amendment Agreement,” dated June 6, 2000. The express terms hereof control and supercede any course of performance of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
e. Nothing in this Agreement shall lessen, or detract from, any obligations, responsibilities or fiduciary or other duties owed by BET to the Company or its stockholders in his role as an officer, director, affiliate or employee of the Company or any of its affiliates.
13. Notices. Any notices, demands or other communications arising from this Agreement shall be effective if in writing given in person or sent by U.S. mail or a nationally recognized courier service, in all such cases with written acknowledgement of receipt, addressed to:

[If to Company:]	Toll Brothers, Inc 250 Gibraltar Road Horsham, PA 19044 Attention: Douglas Yearley, Chief Executive Officer With a copy to: John McDonald, General Counsel

[If to BET:]	Bruce E. Toll 250 Gibraltar Road Horsham, PA 19044

WHEREFORE, with the intention of being legally bound, BET and Company hereby execute this Agreement as of the date first set forth above.

BRUCE E. TOLL	TOLL BROTHERS, INC.

/s/ Bruce E. Toll	By:	/s/ Douglas C. Yearley, Jr.

Date: September 22, 2010	Date: September 22, 2010

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